Ore Reserves Engineering

CONSENT OF ORE RESERVES ENGINEERING

We hereby consent to the incorporation by reference of the mineral reserve and mineral resource estimates and other analyses performed by us in our capacity as an independent consultant to Rare Element Resources Ltd. (the "Company"), which are set forth in the Company's Annual Report on Form 10-K for the year ended June 30, 2012, in the Company's Registration Statements on Form S-8 (No. 333-170022), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date: September 12, 2012

ORE RESERVES ENGINEERING

Alan C. Noble

Name: Alan C. Noble, PE

Title: Owner and Principal Engineer

12254 Applewood Knolls Drive
Lakewood, Colorado 80215, USA
+1-303-237-8271 (Office) *+1-303-237-4533 (FAX)*